Exhibit 3.1

Certificate of Ownership and Merger

Merging

Kiora Pharmaceuticals, Inc.

with and into

EyeGate Pharmaceuticals, Inc.

November 5, 2021

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), EyeGate Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following information relating to the merger (the “Merger”) of Kiora Pharmaceuticals, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1.            The Corporation was incorporated on December 28, 2004, under and pursuant to the DGCL.

2.            The Subsidiary was incorporated on October 19, 2021, under and pursuant to the DGCL.

3.            The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

4.            The Board of Directors of the Corporation, by resolutions duly adopted at a meeting held on October 20, 2021 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation and to change the Corporation’s name to Kiora Pharmaceuticals, Inc. pursuant to Section 253 of the DGCL.

5.            The Corporation shall be the surviving corporation of the Merger.

6.            Pursuant to Section 253(b) of the DGCL, the name of the Corporation shall be amended upon the effectiveness of the Merger to be “Kiora Pharmaceuticals, Inc.”

7.            The Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation, except that Article I shall be amended to read in its entirety as follows:

“The name of the corporation is Kiora Pharmaceuticals, Inc. (the “Corporation”).”

8.            This Certificate of Ownership and Merger and the Merger shall become effective on November 8, 2021.

[signature page follows]

In Witness Whereof, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, as of the date first written above.

EyeGate Pharmaceuticals, Inc.

By:	/s/ Brian M. Strem, Ph.D.
Name:	Brian M. Strem, Ph.D.
Title:	President and Chief Executive Officer

EXHIBIT A

EYEGATE PHARMACEUTICALS, INC.

Resolutions of the board of Directors

October 20, 2021

Subsidiary Merger and Name Change

WHEREAS:	The Board has determined that it is in the best interests of EyeGate Pharmaceuticals, Inc. (the “Corporation”) to change the name of the Corporation to Kiora Pharmaceuticals, Inc.;

WHEREAS:	The Corporation owns all of the issued and outstanding shares of capital stock of Kiora Pharmaceuticals, Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS:	The Board has determined that it is in the best interests of the Corporation to merge the Subsidiary with and into the Corporation, and then amend the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) to change the name of the Corporation to Kiora Pharmaceuticals, Inc.

NOW, THEREFORE, BE IT

RESOLVED:	That the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law (the “Merger”), so that the separate existence of the Subsidiary shall cease as soon as the Merger shall become effective, and the Corporation shall continue as the surviving corporation;

RESOLVED:	That each share of common stock of the Subsidiary, par value $0.01 per share, issued and outstanding immediately prior to the effectiveness of the Merger shall automatically be cancelled and retired and shall cease to exist;

RESOLVED:	That the Certificate of Incorporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation, except that the First Article shall be amended to read in its entirety as follows:

“The name of the corporation is Kiora Pharmaceuticals, Inc. (the “Corporation”).”

RESOLVED:	That that any of the Executive Chairman, President and Chief Executive Officer and the Chief Financial Officer of the Corporation (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

RESOLVED:	That each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further actions and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation, and if requested or required, under its corporate seal duly attested by the Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

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